Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:
Liolios Group, Inc.
Ronald Both, 949-574-3860
ron@liolios.com

SANZ Announces Operating Results For Fiscal Year 2005

Englewood, Colorado, April 6, 2006 - SAN Holdings, Inc. (OTCBB: SANZ) reported revenue of $59 million and record gross profit of $14.8 million for its fiscal year ending December 31, 2005. Loss from operations for the year was $11.3 million and included depreciation and amortization of $1.1 million and a non-cash charge of $9.2 million for a goodwill impairment charge related to the Company’s Storage Solutions segment. Excluding the goodwill impairment charge, the loss from operations for 2005 was $2.1 million as compared to a loss from operations for 2004 of $3.5 million. The net loss for 2005 was $15.8 million or a net loss per share of $0.15 and, in addition to the goodwill impairment charge, included a non-cash finance charge of $2.9 million in connection with warrants issued to a related party.

CEO, John Jenkins stated, “2005 was a year of good progress in both our Storage Solutions and EarthWhere™ software segments. Important highlights include:

•
Our consolidated loss from operations (excluding the goodwill impairment charge) decreased by more than $1.4 million in spite of significant scale up of our investment in our EarthWhere software business.

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We recorded a year on year improvement in consolidated gross margin from 21% to more than 25% and the gross margin in our Storage Solutions segment improved from 21% to 24%, heavily driven by an increase in the professional and technical services content of our revenue.

•	On a segment reporting basis, Storage Solutions contributed income from operations (excluding the goodwill impairment charge) of approximately $350,000, a nearly $2 million improvement over 2004.

•	EarthWhere software revenue increased almost three-fold over 2004 and total revenue for this segment nearly doubled year over year. We are looking for similar rates of growth in 2006.

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We expanded EarthWhere license revenue in existing accounts, added important new direct clients and completed our first significant sale of EarthWhere to a major, Federal government prime contractor, an important element in our plan for sales to the Department of Defense.”

He added, “Most importantly, we believe that the investments and progress made on all operating fronts in 2005, when combined with our recent equity raise and debt restructuring, have given us a good foundation for expanded success in 2006. We have begun the year with what looks to be a good opening quarter and have a lot of exciting opportunities in front of us.”

About SANZ
SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. As part of its business model, SANZ has developed specialized expertise in the data management challenges of geotechnology users. SANZ’ software product, EarthWhere, is a spatial data provisioning application that manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings, Inc. http://www.sanz.com

FORWARD LOOKING STATEMENTS:
This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

SAN Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,
	2005	2004
Assets

Current assets	$14,750	$17,476
Property & equipment, net	673	1,005
Capitalized software, net	872	194
Goodwill	22,808	32,008
Intangible assets, net	1,736	2,205
Other assets	378	384
Total assets	$41,217	$53,272

Liabilities and Stockholders' Equity

Bank debt	$20,401	$14,459
Other current liabilities	13,975	19,046
Total current liabilities	34,376	33,505

Total Stockholders' Equity	6,841	19,767
Total Liabilities & Stockholders' Equity	$41,217	$53,272

SAN Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except for share and per share data)

	For the years ended December 31,
	2005	2004

Revenue	$59,115	$66,158
Cost of sales	44,277	52,208
Gross profit	14,838	13,950

Selling, general and administrative expenses	15,822	14,893
Charge for goodwill impairment	9,200	--
Severance and closed office expense	--	1,226
Acquisition-related costs	--	34
Depreciation and amortization	1,099	1,306

Loss from operations	(11,283)	(3,509)

Interest expense	(1,610)	(1,221)
Charge for warrants issued to related party for debt guaranty	(2,877)	(2,469)
Other income	1	121

Loss before income taxes	(15,769)	(7,078)

Income tax (expense) benefit	(34)	328

Net loss	$(15,803)	$(6,750)

Basic and diluted net loss per share	$(0.15)	$(0.08)

Weighted average common shares used in the calculation of basic and diluted net loss per share	108,446,023	86,254,827